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                      March 4, 2024

       Laurent Mercier
       Chief Financial Officer
       COTY INC.
       350 Fifth Avenue
       New York, New York 10118

                                                        Re: COTY INC.
                                                            Form 10-K for
Fiscal Year Ended June 30, 2023
                                                            File No. 001-35964

       Dear Laurent Mercier:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Industrial Applications and

                      Services